Exhibit 99.2  -  Report of Management as to compliance with minimum
		 servicing standards for the year ended December 31, 2005



						Irwin Home Equity
						12577 Alcosta Blvd
						Suite 500
						San Ramon, CA 94583-4427
						925.277.2001
						925.277.0481 Fax


						[IRWIN
						HOME EQUITY logo]



		Management's Assertion Concerning Compliance
		   with USAP Minimum Servicing Standards




As of and for the year ended December 31, 2005, Irwin Home Equity Corporation (the "Company") a majority owned subsidiary of Irwin Union Bank and Trust Company has complied in all material respects with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $35,000,000 and $20,000,000 respectively.




/S/Jocelyn Martin Leano      3/1/06
Jocelyn Martin-Leano
Interim President



/S/Dan Kuster                3/1/06
Dan Kuster
Vice President, Finance